Exhibit 3.1

CERTIFICATE OF CONVERSION

CONVERTING

BAKER HUGHES INCORPORATED

to

BAKER HUGHES, A GE COMPANY, LLC

This Certificate of Conversion is being filed for the purpose of converting Baker Hughes Incorporated, a Delaware corporation (the “Converting Corporation”), to a Delaware limited liability company to be named Baker Hughes, a GE company, LLC (the “Company”) pursuant to Section 18-214 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Delaware LLC Act”), and Section 266 of the General Corporation Law of the State of Delaware, 8 Del. C. §§ 101 et seq. (the “DGCL”).

The undersigned, as authorized person for the Converting Corporation, does hereby certify as follows:

1.	The Converting Corporation was first incorporated in Delaware on November 3, 1986.

2.	The name of the Converting Corporation immediately prior to filing this Certificate is Baker Hughes Incorporated.

3.	The name of the Company as set forth in the Certificate of Formation is Baker Hughes, a GE company, LLC.

4.	The conversion effected by this Certificate of Conversion has been approved by the directors and the sole stockholder of the Converting Corporation in accordance with the provisions of Section 266 of the DGCL and Section 18-214 of the Delaware LLC Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion on July 3, 2017.

BAKER HUGHES INCORPORATED

By:	/s/ Lee Whitley
Name: Lee Whitley
Title: Vice President

[Signature Page to Baker Hughes Certificate of Conversion]